Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS RECORD REVENUES

AND DOUBLE-DIGIT EARNINGS GROWTH

FORT LAUDERDALE, FL, December 7, 2023 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its second quarter and six months ended October 28, 2023. Compared to the prior year-

Second Quarter:

●	Net sales increased to a record $300 million,

●	Gross margin improved 250 bps to 36% of net sales; and

●	Earnings per share increased 21% to $.47.

Six Months:

●	Net sales increased to a first-half record of $624 million,

●	Operating income grew 26% to $117 million,

●	Net income increased $22 million to $93 million, or $1.00 per share; and

●	Cash increased $90 million to $248 million.

“We are pleased to report our tenth consecutive quarter of record sales and another quarter of strong earnings growth and improved operating margins. This performance is attributable to selective selling price adjustments, more stable raw material costs and a continuing focus on operational efficiency, which more than offset the effects of a modest volume decline and increased marketing investments,” stated a company spokesperson.

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National Beverage Corp.

“Our focus remains on brand growth, innovative flavors, Zero Sugar introductions and unique new LaCroix flavors. This includes expanding our merchandising teams (MerchMx) to new cities as well as adding additional in-store sampling ambassadors (BrandEd). These in-store teams complement our marketing plan which utilizes social media, consumer events, influencers, team sports sponsorships, digital marketing and podcast funding to enhance brand awareness. While we are monitoring the changes in consumer shopping habits and purchasing power that are affecting all consumer products, we are optimistic that our expanded consumer outreach will have a positive impact on our market share.”

“We continue to innovate in all aspects of our business as we strive to provide retailers and consumers with the most distinctive flavors and packaging in the industry. Two of our LaCroix distinctive variety packs, as well as Zero Sugar Shasta and the three newest flavors of Rip It, were recently honored as recipients of the International Davey Awards for creativity.”

“At this most special time of year, we wish to express our gratitude for our loyal consumers, retail partners, shareholders, and all of Team National. May this holiday season bring all the most special blessings of peace and joy!” the spokesperson concluded.

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.

Consolidated Results for the Periods Ended

October 28, 2023 and October 29, 2022

	(in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	Oct. 28, 2023	Oct. 29, 2022	Oct. 28, 2023	Oct. 29, 2022

Net Sales	$300,074	$299,633	$624,314	$617,750

Net Income	$43,788	$36,046	$93,419	$71,500

Earnings Per Common Share
Basic	$.47	$.39	$1.00	$.77
Diluted	$.47	$.39	$1.00	$.76

Average Common Shares Outstanding
Basic	93,360	93,344	93,357	93,341
Diluted	93,604	93,602	93,607	93,601

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.